Exhibit 10.45

ASSIGNMENT AGREEMENT AND BILL OF SALE

This ASSIGNMENT AGREEMENT AND BILL OF SALE (“Agreement”) is entered into effective as of the 1st day of March, 2006, by and between MED ONE CAPITAL, INC. (“Med One”) and CLARIENT, INC. (“Clarient”). Med One and Clarient shall sometimes hereinafter be referred to collectively as the “Parties” and individually as a “Party.”

A.                                   Clarient owns certain ChromaVision ACIS equipment (the “Equipment”), which it leases to various medical service providers throughout the United States. The Equipment is more particularly described on the attached Exhibit A, which is incorporated herein by this reference.

B.                                     Clarient desires to sell the Equipment to Med One and also assign to Med One all of Clarient’s rights, title and interest under the various ACIS™ Utilization Agreements or other similar lease or rental agreements (collectively, the “Leases” and individually a “Lease”) associated with the Equipment. The Leases are also more particularly described on the attached Exhibit A.

C.                                     Med One desires to purchase the Equipment, to receive by assignment all of Clarient’s rights, title and interest in the Leases, and to assume all of Clarient’s duties and obligations arising out of the Leases, subject to the terms and conditions of this Agreement.

THEREFORE, based on the foregoing Recitals and for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are expressly acknowledged by the Parties hereto, it is agreed as follows:

1.                                       Purchase and Sale of the Equipment; Assignment and Assumption of the Leases. In exchange for the payment to Clarient of $2,320,461.46 (the “Purchase Price”), Clarient hereby sells, conveys, transfers and assigns to Med One all of the Equipment and assigns all of its rights, title and interest in the Leases, and Med One hereby purchases the Equipment from Clarient, receives by assignment all of Clarient’s rights, title and interest in the Leases, and expressly assumes all of Clarient’s duties and obligations arising out of the Leases, which assumption shall be subject to the terms and conditions of this Agreement. This Agreement shall also be deemed to be the Bill of Sale with respect to the Equipment. The assignment of the Leases is made without recourse to Clarient except in the event of fraud or intentional misrepresentation. Med One shall be entitled to receive all payments under the Leases from and after the date of this Agreement, subject to the provisions noted in Section 3. The Parties acknowledge and agree that Clarient is not transferring to Med One, and Med One is not acquiring from Clarient, any ownership rights in the ACIS™ trademark (the “Mark”). However, Clarient hereby grants Med One a royalty-free, non-exclusive, non-transferable license to use the Mark solely for the purpose of marketing, selling and leasing the Equipment during the period that the Leases are in effect and during any applicable remarketing and subsequent lease period. Med One shall use the Mark only in accordance with the specifications provided by Clarient from time to time and shall afford Clarient the right to inspect any and all materials prepared by Med One depicting the Mark at any time reasonably requested by Clarient so as to ensure that the Mark is being used in accordance with such specifications. Med One shall not have the right to assign, mortgage, encumber or sublicense the foregoing license and, for this purpose, any direct or indirect change of control shall be deemed an assignment. Med One shall not use the Mark as part of its name.

2.                                       Acknowledgment Certificate. On the date hereof, Clarient has provided Med One with a fully executed “Acknowledgement Certificate” (the form of which is attached hereto and incorporated herein by this reference as Exhibit B) from each medical service provider (collectively, “Customers” and individually a “Customer”) under the Leases.

3.                                       Lock Box Arrangements. Clarient acknowledges that the Customers have been remitting payments under the leases to a certain P.O. Box described as follows:  Lockbox #51268, Los Angeles, California 90051-5568. The Parties will attempt to have that P.O. Box transferred to Med One under the Med One business name of Clarient Financial Services or a similar name so that payments under the Leases will be made to Med One. If so transferred, the existing P.O. Box will be under the exclusive control of Med One and Clarient shall have no access thereto. In the event the existing P.O. Box cannot be so transferred for any reason, Med One will establish a new P.O. Box under the business name of Clarient Financial Services or a similar name so that payments under the Leases will be made to Med One. Med One shall have exclusive access and control to any such new P.O. Box. The Parties will immediately notify the Customers in writing of any change in the name of the payee (e.g., Clarient Financial Services) or location of the payments (e.g., if a new P.O. Box is used) under the Leases. Clarient agrees to immediately transmit to Med One any payments and copies of any other correspondence of any kind that it directly or indirectly receives from the Customers after the date of this Agreement. The Parties expressly agree that Clarient will be entitled to all Customer payments under the Leases invoiced prior to March 1, 2006, and that Med One will entitled to all Customer payments invoiced after March 1, 2006. The Parties acknowledge and agree that Clarient is not transferring to Med One, and Med One is not acquiring from Clarient, any ownership rights in the Clarient name. However, Clarient hereby grants Med One a royalty-free, non-exclusive, non-transferable license to use the name “Clarient Financial Services” solely for the purpose of collecting payments from Customers with respect to the Leases. Med One shall afford Clarient the right to inspect any and all materials prepared by Med One depicting the Clarient Financial Services name at any time reasonably requested by Clarient so as to ensure that the Clarient Financial Services name is not being misused. Med One shall not have the right to assign, mortgage, encumber or sublicense the foregoing license and, for this purpose, any direct or indirect change of control shall be deemed an assignment.

4.                                       Clarient’s Remarketing Obligation; Escrow. Clarient hereby agrees to immediately remarket any Equipment that is returned by a Customer for any reason within thirty-six (36) months following the date of this Agreement. In exchange for Clarient’s remarketing efforts, Med One will pay to Clarient the amount of $500 per unit (i.e., per box) of remarketed and replaced Equipment, which both parties consider to be a reasonable fee commensurate with the effort involved to secure a replacement lease/account. The purpose of this remarketing obligation will be to ensure that Med One receives at least thirty-six (36) months of payments with respect to each item of Equipment. In performance of its remarketing obligations, both parties acknowledge that Clarient is not required to give greater priority to the remarketing of the Equipment over similar property owned or produced by Clarient, but will give the same priority thereto. To further secure this 36-month cash flow, to protect against any losses associated with the leasing/rental of the Equipment during each applicable 36-month period, and to assist and support Clarient’s remarketing efforts, Clarient will deposit $232.046.15 (the “Escrowed Funds”) into an escrow account (the “Escrow Account”) with a mutually acceptable escrow agent (the “Escrow Agent”), which Escrow Account will be governed by mutually acceptable escrow instructions, the execution of which is a condition to Med One’s obligation to pay the Purchase Price. Any fees charged by the Escrow Agent will be paid from the Escrowed Funds.

The Escrow Account will be in Clarient’s name, but the escrow instructions will not allow Clarient or Med One to withdraw money from the Escrow Account except in accordance with the terms of the escrow instructions. The escrow instructions shall permit Med One to withdraw from the Escrow Account an amount equal to the then Present Value (as defined below) of any particular Equipment (using a 10% annual rate of return) that is returned by a Customer in the event remarketing efforts on that particular Equipment are unsuccessful within one hundred twenty (120) days following the date of Med One’s notice to Clarient of the cancellation or termination of a particular Lease. The “Present Value” shall be determined by creating an amortization schedule using the beginning balance/value of the Equipment as it appears on Exhibit A and incorporating in such amortization schedule the date and net amount of all cash payments actually received by Med One. The amortization schedule will be created with an 11% interest rate. Accordingly, the Present Value will be the remaining balance reflected on the amortization schedule as of the date of the withdrawal from the Escrow Account. The escrow instructions will provide examples of how this type of claim will be calculated. Any Escrowed Funds remaining in the Escrow Account on March 31, 2009 shall be returned to Clarient, subject to the provisions noted at the end of Section 6.

Finally, Clarient may receive certain credits toward the Escrowed Funds to the extent Clarient successfully assists Med One in selling/leasing a unit of Equipment to a new customer. In particular, a credit will be created to the extent a sale price/lease price of the Equipment is greater than the Present Value (as calculated above) in an amount equal to 50% of the positive difference less any out of pocket costs paid by Med One as sales commissions (e.g., the $500 per unit remarketing fee described in this Section 4). For example, if Clarient sells/leases a unit of Equipment for $100,000 that has a Present Value of $50,000, Clarient will earn a credit of $25,000 (i.e., 50% of $50,000) less the out of pocket costs paid by Med One as sales commissions on the sale/lease. This credit may then be used by Clarient to offset any money that would otherwise be payable to Med One out of the Escrow Account pursuant to the provisions set forth herein and in the escrow instructions.

5.                                       Clarient’s Customer Account Servicing Obligation. Clarient shall continue to service the Equipment and Leases acquired by Med One hereunder in the same manner as Clarient serviced such Equipment and Leases (and related Customers) prior to the sale of the Equipment to Med One including, without limitation, any warranty, maintenance or replacement obligations and the cost thereof. Clarient hereby agrees to indemnify, defend and hold Med One harmless from and against any such servicing obligations relating to the Leases. In exchange for such ongoing account servicing, Clarient will receive a servicing fee of 2.5% of the gross cash receipts actually paid by the Customers with respect to the Equipment and the Leases acquired by Med One hereunder. In exchange for such ongoing Equipment maintenance and replacement, Clarient will receive another fee of 2.5% of the gross cash receipts actually paid by the Customers with respect to the Equipment and the Leases acquired by Med One hereunder. Once Med One’s investment in a particular set of Equipment has been paid back in full with at least an 11% return on investment for any particular Equipment (e.g., see the discussion of the amortization schedule in Section 4 above), the servicing fee will be increased. At such time, in addition to the 5.0% of the gross cash receipts on the particular Equipment, Clarient will be entitled to be paid 30% of the Net Revenue (as defined below) associated with that particular set of Equipment. “Net Revenue” shall be the gross cash receipts on the particular Equipment less the 2.5% servicing fee described above and the 2.5% maintenance fee described above paid to Clarient. Med One will pay these servicing and maintenance fees to Clarient on or before the 15th day of each month for the cash receipts associated with the previous month. Clarient shall provide Med One with a description of its account servicing activities in either a written or electronic format and at such times as are determined by Med One in its sole but reasonable discretion. Notwithstanding anything contained herein to the contrary, Clarient shall not be deemed to be a partner or joint venturer of Med One with respect to any of the accounting servicing activities or any of the compensation payable to Clarient described herein. Rather, Clarient shall at all times be considered and deemed to be an independent contractor of Med One. Clarient’s account service obligations shall continue so long as any of the Equipment is being leased or rented by Med One.

6.                                       Future Purchase of Equipment Leased to Additional Customers. Clarient hereby agrees to sell, convey, transfer and assign to Med One certain ChromaVision ACIS equipment (the “Additional Equipment”) and hereby agrees to assign all of its rights, title and interest in certain ACIS™ Utilization Agreements or other similar lease or rental agreements (collectively, the “Additional Leases”), which are leased/rented by those medical service providers listed on Exhibit C (the “Additional Customers”). The Additional Equipment and the Additional Leases are more particularly described on the attached Exhibit C, which is incorporated herein by this reference. Med One shall pay $1,004,116.54 (the “Additional Purchase Price” – i.e., $269,022.70 for the New Orleans equipment and accounts and $735,093.84 for all other equipment and accounts) for the Additional Equipment and the Additional Leases expressly conditioned upon and subject to the following:  (a) Med One must receive and accept, in its sole but reasonable discretion, an Acknowledgment Certificate from each of the Additional Customers, (b) each of the Additional Customers must be making regular payments under the Additional Leases at the time of assignment to Med One, and (c) Med One must determine, in its sole discretion, if and when to purchase the Additional Equipment and the Additional Leases. Med One will notify Clarient in writing or by email of its decision whether or not purchase any particular Additional Equipment and Additional Leases within forty-five (45) days following the date on which Med One receives fully executed Acknowledgement Certificate for such Additional Equipment and Additional Leases.

Med One’s acquisition of the Additional Equipment and the Additional Leases shall be subject to all of the terms, conditions, covenants, obligations, representations and warranties contained herein with respect to the Equipment and the Leases. In connection with its receipt of the Additional Purchase Price, Clarient shall deposit an additional $100,411.65 (or 10% of the actual Purchase Price paid for the Additional Equipment) into the Escrow Account, and such $100,411.65 shall be deemed to be part of the Escrowed Funds for all purposes. Med One shall notify Clarient in writing if and when it is prepared to pay the Purchase Price for the Additional Equipment and the Additional Leases. Once the Purchase Price is paid to Clarient, the Additional Equipment shall become part of the defined term “Equipment” and the Additional Leases shall become part of the defined term “Leases” for purposes of this Agreement. Notwithstanding the foregoing, and except as otherwise contemplated in Section 4, Clarient shall not be entitled to a return of any remaining portion of the additional money deposited into the Escrow Account pursuant to this Section 6 for a period of 37 months from the date on which such additional money is deposited into the Escrow Account to ensure that the Escrow Account properly serves its full purpose with respect to the Additional Customers, the Additional Equipment and the Additional Leases.

7.                                       Clarient’s Representations and Warranties. Clarient hereby represents and warrants the following to Med One:

a.                                       Clarient hereby transfers the Equipment to Med One free and clear of any and all liens and encumbrances whatsoever, and Med One shall receive good and marketable title to the Equipment. Clarient has full right, power and authority to transfer the Equipment upon the terms and conditions in this Agreement. Any and all manufacturer warranties shall continue in full force and effect for Med One’s benefit in accordance with the terms and conditions of such warranties.

b.                                      Each Lease is in full force and effect and enforceable against the applicable Customer in accordance with its terms and conditions. No Customer is in default under any of the Leases. Clarient is not aware of any facts or circumstances that would impair the validity or enforceability of any of the Leases or Med One’s rights to receive payments thereunder.

c.                                       Clarient subordinates its rights to payment from any Customer arising prior to March 1, 2006 to Med One’s rights to payment from such Customer arising after March 1, 2006 (i.e., if both Med One and Clarient are forced to seek recovery of past due payments (over 30 days from date of invoice) from any particular Customer, Med One shall be entitled to recover its past due payments before Clarient recovers its past due payments of such Customer’s outstanding receivables).

d.                                      The execution, delivery and performance of this Agreement by Clarient shall not violate any document, agreement, regulation or law applicable to or governing Clarient, and this Agreement shall be binding upon Clarient in accordance with its terms and conditions.

e.                                       Clarient has not assigned all or any interest in the Equipment or in the Leases or entered into any agreement to make any such assignment.

f.                                         Clarient has complied in all material respects with all applicable laws, regulations and ordinances relating to the Equipment and the Leases.

8.                                       Med One’s Representations and Warranties. Med One hereby represents and warrants the following to Clarient:  (a) Med One has full power and authority to enter into this Agreement, (b) the execution, delivery and performance of this Agreement by Med One shall not violate any document, agreement, regulation or law applicable to or governing Med One, and (c) this Agreement shall be binding upon Med One in accordance with its terms and conditions.

9.                                       Indemnification. Each Party agrees to indemnify, defend, and hold harmless the other Parties from and against any and all loss, liability, or damage, of any nature, arising out of or due to a breach of any representation, warranty, covenant, obligation or undertaking of such Party contained in this Agreement or in any related document.

10.                                 No Broker. Each Party represents and warrants to the other Party that neither it nor any of its employees, officers, directors, managers, agents or affiliates has agreed to pay, or taken any action that will result in any individual or entity becoming entitled to receive any broker fee, finder’s fee or other similar fee or commission with respect to the transactions described herein.

11.                                 Attorneys’ Fees. In the event of a breach of the terms of this Agreement, the breaching Party shall pay all enforcement and collection costs of the non-breaching Party including, without limitation, reasonable attorneys’ fees and expenses.

12.                                 Binding Effect. This Agreement is binding upon the representatives, successors, and assigns of the Parties and, together with the exhibits and documents identified herein, constitutes their entire agreement with respect to the matters discussed herein.

13.                                 Merger; Modifications. All oral representations or prior negotiations (including, without limitation, the Parties’ signed letter of intent) are deemed to have been merged into this Agreement, and the documentation described or identified herein, and this Agreement may not be changed or modified except by a written document signed by all of the Parties or their authorized agents.

14.                                 Governing Law. This Agreement shall be governed by the laws of the State of Utah, without reference to any conflicts of law principles, which may look to the substantive law of another jurisdiction with respect to the interpretation of this Agreement. The courts of Salt Lake County, Utah shall have exclusive jurisdiction in connection with any dispute arising out of this Agreement.

15.                                 Enforceability. If any provision of this Agreement is held to be invalid or unenforceable, this Agreement shall be considered divisible as to such provision and such provision shall thereupon be inoperative and shall not be part of the consideration moving between the Parties. The remaining provisions of this Agreement shall, however, continue to be valid and binding and of like effect as though such invalid provision was not included herein.

16.                                 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile transmission or retransmission of any signed original documents shall be deemed the same as delivery of the originally signed documents such that facsimile signatures shall form a legally binding contract.

17.                                 Assignment. This Agreement may not be assigned by Clarient without the prior, written consent of Med One, which consent may be withheld, delayed or conditioned by Med One in its sole discretion; provided, however, that Clarient may assign this Agreement without the prior, written consent of Med One to any person or entity that acquires all or substantially all of the assets of Clarient or its instrument systems business (by way of asset sale, merger or otherwise).

18.                                 Notices. All notices and other communications required or permitted hereunder shall be in writing and delivered by certified or registered mail, postage prepaid, return receipt requested or sent by facsimile transmission to the following addresses:

a.	If to Med One, to:	Med One Capital, Inc.
Attention: Larry R. Stevens
10712 South 1300 East
Sandy, Utah 84094
Facsimile: (801) 566-7049

	With a copy to:	Michael W. Spence, Esq.
Ray Quinney & Nebeker P.C.
36 South State Street, #1400
Salt Lake City, Utah 84111
Facsimile: (801) 532-7543

b.	If to Clarient, to:	Clarient, Inc.
Attention: Michael Okada
31 Columbia
Aliso Viejo, California 92653
Facsimile: (949) 443-5257

19.                                 Expenses. Each Party will pay its own professional fees (e.g., CPA fees, attorneys’ fees, etc.) incurred in connection with this Agreement and the transactions described herein.

20.                                 Waivers. Any waiver by a Party of any default or breach hereunder shall not be deemed to be a waiver of any other default or breach hereunder on any future occasion.

21.                                 Further Actions. The Parties shall take such further actions as are necessary or reasonably requested to evidence or further document the transactions described in this Agreement.

22.                                 Survival of Representations and Warranties. All representations and warranties of the Parties made herein or in any related document shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, this Agreement was executed on the date written first above.

MED ONE:

MED ONE CAPITAL, INC.

By:

Print Name:

Title:

CLARIENT:

CLARIENT, INC.

By:

Print Name:

Title:

EXHIBIT A

(Description of Equipment and Leases)

EXHIBIT B

(Form of Acknowledgment Certificate)

Clarient Inc.

Acknowledgment Certificate

Customer:

Equipment Description:

Quantity	Description	Serial Number

This form is designed to make clear the ownership interest and title that Clarient (or its assignee) has in the equipment listed above under the ACIS Utilization agreement between Clarient (formerly ChromaVision) and Customer. The acknowledgement below re-states our agreement as to equipment title as outlined in the ACIS contract.

Customer acknowledges that the Equipment above is in Customer’s possession and is subject to the provisions of the “ACIS Utilization Agreement” currently in effect between Customer and Clarient Inc. (FKA ChromaVision) and dated                                                                                (hereinafter “Lease”) and that this Equipment is owned by Clarient Inc., or its assignees. Customer understands that although the Equipment is in its possession, it claims no ownership rights to the Equipment. Customer also understands that title to the Equipment is now with Clarient Inc., or is subsequent assignees.

Customer acknowledges the rights of Clarient Inc. to assign or sell the referenced Lease, the Equipment, or the rental thereunder, or to grant a security interest in any of the foregoing without notice to Customer. Notwithstanding any such assignment, security interest, or sale, Clarient Inc. agrees that absent customer’s default no such assignment, security interest, or sale will disturb Customer’s quiet possession and use of the Equipment subject to the terms and conditions of the Lease.

Clarient Inc.	Customer:

By	By
Title	Title
Date:	Date

EXHIBIT C

(Description of Additional Equipment and Additional Leases)